U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                          SEC File No. 000-17686

                                                          CUSIP No.: 255017105


(Check One):      [X] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K
                  [ ] Form 10-Q and Form 10-QSB [ ] Form N-SAR

         For Period ended:  December 31, 2002
         [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR
         For the Transition Period Ended:_____________________________

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
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         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:____________________

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PART I - REGISTRANT INFORMATION

Full Name of Registrant:           Divall Insured Income Properties 2
                                   Limited Partnership

Former Name if Applicable:         Divall Insured Income Fund-2
                                   Limited Partnership

Address of Principal Executive
Office (Street and Number)         101 West 11th Street
City, State and Zip Code           Kansas City, MO 64105


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense; [X]

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and [X]

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable. [ ]


PART III- NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The Partnership is in the process of restating its quarterly financial statements for the quarters ended June 30, 2002, and September 30, 2002, previously filed on Form 10Q, to properly classify properties held for sale or sold in the second and third quarters of 2002 as discontinued operations, as required by Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Additional time is required to reflect these adjustments in the Partnership's books and records and to finalize the Partnership's financial statements for the fiscal year ended December 31, 2002.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Bruce A. Provo                     (816)                421-7444
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                (Name)                     (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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             Divall Insured Income Properties 2 Limited Partnership
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                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: April 1, 2003                     THE PROVO GROUP, INC., General Partner

                                          By: /s/ Bruce A. Provo
                                               -------------------------------
                                               Bruce A. Provo, President


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
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